SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                                (Amendment No. )

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    by Rule 14a-6(e)(2))                    to Rule 14a-11(c) or Rule 14a-12

                             THE FINOVA GROUP INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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                   (Name of Person(s) Filing Proxy Statement)

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
                              THE FINOVA(R) GROUP INC.
                             4800 N. Scottsdale Road
                         Scottsdale, Arizona 85251-7623

MATTHEW M. BREYNE
President and
Chief Executive Officer

Dear Shareowners:

     You are cordially invited to attend the 2000 Annual Shareowners Meeting. The meeting will be held on Thursday, May 11, 2000, at the Royal Palms Hotel, 5200 East Camelback Road, Phoenix, Arizona. As the meeting will begin promptly at 9:00 a.m., please plan to arrive earlier.

     The formal notice of the meeting follows on the next page. No admission tickets or other credentials will be required for attendance at the meeting.

     Directors and officers are expected to be available before and after the meeting to speak with you. During the meeting, we will answer your questions regarding our business affairs and will consider the matters explained in the notice and proxy statement that follow.

     Please vote, sign and return the enclosed proxy as soon as possible, whether or not you plan to attend the meeting. Your vote is important.

     Our former Chairman, President and Chief Executive Officer, Samuel L. Eichenfield, recently elected to retire for personal and health reasons. Our new Chairman, John W. Teets, joins me in wishing him well in his future endeavors.

     Sincerely,

     /s/ Matthew M. Breyne

                      NOTICE OF ANNUAL SHAREOWNERS MEETING

                                                                  MARCH 30, 2000

TO THE HOLDERS OF COMMON STOCK OF
THE FINOVA GROUP INC.

     We will hold the Annual Shareowners Meeting of The FINOVA Group Inc. ("FINOVA") at the Royal Palms Hotel, 5200 East Camelback Road, Phoenix, Arizona 85018, on Thursday, May 11, 2000 at 9:00 a.m., Mountain Standard Time. The meeting's purpose is to:

     1.   Elect 2 directors; and

     2. Consider any other matters that properly come before the meeting and any adjournments.

     Only shareowners of record of common stock at the OPENING of business, 8:00 a.m., EST, on March 13, 2000 are entitled to receive notice of and to vote at the meeting. A list of the shareowners entitled to vote will be available for examination at the meeting by any shareowner for any purpose germane to the meeting. The list also will be available on the same basis for ten days prior to the meeting at our principal executive office, 4800 N. Scottsdale Road, Scottsdale, Arizona 85251-7623.

     We have enclosed the 1999 annual report, including financial statements, and the proxy statement with this notice of annual meeting.

     To assure your representation at the meeting, please vote. For your convenience, you may vote through the telephone or the internet, as explained on the enclosed proxy card. Alternatively, you can complete, sign and mail the enclosed proxy. We have enclosed a return envelope for that purpose, which requires no postage if mailed in the United States, if you choose to vote by mail. Your proxy is being solicited by the Board of Directors. We urge you vote as soon as possible.

                                        W.J. HALLINAN
                                        Senior Vice President --
                                        General Counsel and Secretary

                      -------------------------------------
                      PLEASE VOTE -- YOUR VOTE IS IMPORTANT
                      -------------------------------------

                            THE FINOVA(R) GROUP INC.
                             4800 N. Scottsdale Road
                         Scottsdale, Arizona 85251-7623

                           ANNUAL SHAREOWNERS MEETING
                                 PROXY STATEMENT

ANNUAL MEETING:

May 11, 2000
9:00 a.m., MST

The Royal Palms Hotel
5200 East Camelback Road
Phoenix, Arizona 85018

RECORD DATE:

8:00 a.m., EST, March 13, 2000. If you were a shareowner at that time, you may vote at the meeting. Each share is entitled to one vote. You may not cumulate votes. On the record date, we had 61,200,661 shares of our common stock outstanding.

AGENDA:

     1.   Elect 2 directors.

     2.   Any other proper business.

PROXIES:

   We will follow your voting
   instructions. If none, we will
   vote signed proxies for the
   nominees.

Unless you tell us on the proxy card to vote differently, we will vote signed returned proxies "for" the Board's nominees. The Board or proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, the Board or proxy holders will vote for a person whom they believe will carry on our present policies.

PROXIES SOLICITED BY:

     The Board of Directors.

FIRST MAILING DATE:

We anticipate first mailing this proxy statement on March 30, 2000.

REVOKING YOUR PROXY:

You may revoke your proxy before it is voted at the meeting. To revoke, follow the procedures listed on page 21 under "Voting Procedures/Revoking Your Proxy."

NOTE ON STOCK SPLIT:

We split our common stock on a 2-for-1 basis on October 1, 1997. All shares, share prices and related figures in this proxy statement are restated to reflect the stock split.

YOUR COMMENTS:

   We welcome your comments. The
   proxy card has room for them.

Your comments about any aspects of our business are welcome. You may use the space provided on the proxy card for this purpose, if desired. Although we may not respond on an individual basis, your comments help us to measure your satisfaction, and we may benefit from your suggestions.

             PLEASE VOTE -- YOUR VOTE IS IMPORTANT PROMPT RETURN OF
            YOUR PROXY WILL HELP REDUCE THE COSTS OF RESOLICITATION.

                                    CONTENTS


General Information .......................................................    1
* Proposal One: Election of Directors .....................................    2
Board Information .........................................................    4
Human Resources Committee Report on Executive Compensation (1).............    5
Performance Graph (1) .....................................................   10
Meeting  Executive Compensation and Other Information .....................   11
Employment Agreements .....................................................   16
Compensation Committee Interlocks and Insider Participation ...............   17
Section 16(a) Beneficial Ownership Reporting Compliance ...................   18
FINOVA Share Ownership ....................................................   19
Independent Auditors ......................................................   20
Voting Procedures/Revoking Your Proxy .....................................   21
Submission of Shareowner Proposals ........................................   22
Other Business ............................................................   22

 * We expect to vote on this item
   at the Meeting.

----------
(1) The Human Resources Committee report and the performance graph will not be incorporated by reference into any present or future filings we make with the SEC, even if those reports incorporate all or any part of this proxy statement.

                       PROPOSAL ONE: ELECTION OF DIRECTORS

BOARD STRUCTURE:

The Board has eight members. The directors are divided into three classes. At each annual meeting, the term of one class expires. Directors in each class serve for three year terms.

BOARD NOMINEES

TERMS EXPIRE AT THE 2003 ANNUAL MEETING:

   We will elect 2 Directors this
   year.

   We urge you to vote for Mr.
   Clark and Ms. Tancer.

Robert H. Clark, Jr.
[PHOTO]

Chairman since 1999, Chief Executive Officer since 1993, President since 1983 and a director since 1968 of Case, Pomeroy & Company, Inc. (a mining, oil & gas and real estate company). Also a director of Homestake Mining Company. Board member since 1997. Age 59.

Shoshana B. Tancer
[PHOTO]

Professor of International Studies for more than five years and Director of the North American Free Trade Agreement Center since 1993 of the American Graduate School of International Management. Also, of-counsel to the law firm of Ryley, Carlock & Applewhite, P.A. since 1999. Previously of-counsel to O'Connor, Cavanagh, Anderson, Killingsworth & Beshears for more than five years. Before that, she operated Tancer Law Offices for more than five years. Former director of Mountain Bell (the predecessor of U.S. West, Inc.) and three subsidiaries of Merabank, a Federal Savings Bank. Board member since 1994. Age 64.

            THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THESE NOMINEES.

CONTINUING DIRECTORS

TERMS EXPIRE AT THE 2002 ANNUAL MEETING:

Constance R. Curran
[PHOTO]

President and Chief Executive Officer of CurranCARE, Inc. (a nationwide healthcare management company) since 1995. Vice Chairman and National Director of APM, Patient Care Services from 1990-1995. Formerly Vice President of the American Hospital Association and Dean, the Medical College of Wisconsin. Editor of Nursing Economic$ since 1990. Director of Allegiance Corporation since 1996. Board member since 1998. Age 52.

G. Robert Durham
[PHOTO]

Retired Chairman and Chief Executive Officer of Walter Industries, Inc. (a homebuilding and financing, building materials, natural resources and industrial manufacturing company) since 1996. He served as Chairman and Chief Executive Officer from 1991 to 1996. Former Chairman, President and Chief Executive Officer of Phelps Dodge Corporation (a mining company). Director of The MONY Group Inc. (formerly Mutual Life Insurance Company of New York), Amphenol Corp. and Earle M. Jorgensen Co. Board member since 1992. Age 71.

Kenneth R. Smith
[PHOTO]

Eller Distinguished Service Professor of Economics since 1980, Dean of the Karl Eller Graduate School of Management and the College of Business and Public Administration from 1980 to 1995, and Vice Provost from 1992 to 1995 of The University of Arizona. Chairman since 1996 and Director since 1990 of Apache Nitrogen Products, Inc. Former director of Southwest Gas Corporation. Board member since 1992. Age 57.

TERMS EXPIRE AT THE 2001 ANNUAL MEETING:

Matthew M. Breyne
[PHOTO]

President and Chief Executive Officer and director of FINOVA since 2000. Also, Chairman, President and Chief Executive Officer of FINOVA Capital Corporation, our principal operating subsidiary, since 2000. Previously, he was President and Chief Operating Officer of FINOVA Capital since 1999. Before that he was Executive Vice President of FINOVA in charge of corporate development and strategic planning since 1997. Previously, he was Group Vice President -- Communications Finance and Franchise Finance or similar positions of FINOVA Capital for more than five years. Board member since 2000. Age 42.

James L. Johnson
[PHOTO]

Chairman Emeritus of GTE Corporation (a diversified telecommunications company) since 1993. Before that he was its Chairman and Chief Executive Officer. Director of The MONY Group Inc. (formerly Mutual Life Insurance Company of New
York), Harte/Hanks Communications Co., Inc., Cell Star Corporation, Valero Energy Corporation and Walter Industries, Inc. Board member since 1992. Age 72.

John W. Teets
[PHOTO]

Chairman of FINOVA since 2000. Chairman and Chief Executive Officer of J.W. Teets Enterprises, L.L.C. since 1997. Before that he was the Chairman and Chief Executive Officer or similar positions of Viad Corp, formerly The Dial Corp, for more than 5 years. Board member since 1992. Age 66.

                                BOARD INFORMATION

BOARD MEETINGS:

In 1999, the Board held a total of 9 meetings. Each director attended at least 75% of his or her Board and committee meetings.

BOARD COMMITTEES:

THE EXECUTIVE COMMITTEE exercises all the powers of the Board when the Board is not in session, except as limited by law. The Executive Committee held no meetings but reviewed a number of transactions by unanimous written action without a meeting last year. Members: Messrs. Durham, Johnson and Smith.

THE AUDIT COMMITTEE recommends appointment of the Company's independent auditors. It also approves audit reports and plans, accounting policies, financial statements, internal audit reports, internal controls, Ethics Committee actions, audit fees and certain other expenses. It supervises our corporate compliance program and the Ethics Committee. The Audit Committee held 6 meetings in 1999. All members are non-employee directors. Members: Ms. Tancer, Chairman, Ms. Curran, Mr. Clark and Mr. Teets.

THE HUMAN RESOURCES COMMITTEE exercises all the powers of the Board in authorizing and approving executive succession plans and compensation of and agreements with executives and employees. As part of those duties, the Committee administers all compensation, incentive and severance plans of FINOVA and its subsidiaries, including the 1992 Stock Incentive Plan, along with awards under those plans. The committee delegated to the Chief Executive Officer the authority to set compensation for non-executive officers, subject to the committee's supervision. The committee evaluates the competitiveness of FINOVA's compensation and the performance of the Chief Executive Officer. It held 5 meetings in 1999. All members of the committee are non-employee directors.
Members: Mr. Smith, Chairman, and Messrs. Clark, Durham, Johnson and Teets.

The Board does not have a nominating committee. The entire Board performs those duties.

BOARD COMPENSATION

RETAINER AND FEES:

   Directors may elect to receive
   thier retainer in cash, shares
   or options.

Non-employee directors receive a $30,000 annual retainer. To encourage directors to own our shares, they may elect to receive their retainers in cash, restricted stock or stock options. The director generally cannot sell or transfer the restricted stock and the options do not vest (become exercisable) until the day before the next annual meeting of shareowners. If the director stops being a Board member before that date, the director forfeits the shares or options, with certain exceptions. Directors also receive $1,500 for each Board, committee or other meeting attended. Board members receive $100 for each matter considered without a meeting. We reimburse directors for any expenses related to their Board service and have provided at company expense transportation and lodging benefits through company facilities on an occasional basis to directors and their families.

OPTION GRANTS:

Non-employee directors receive options to purchase 4,000 shares when they become directors and another 3,000 each year of their term. The exercise price of the options is the fair market value of our shares on the grant date.

DEFERRED COMPENSATION AND OPTION PLANS:

Non-employee directors may defer all or part of their retainer and fees under the Directors' Deferred Compensation Plan. Deferred amounts earn interest at an industrial bond rate in effect each quarter. The director may generally determine when the funds are to be paid.

Directors also may defer receipt of their cash compensation from FINOVA through our Bonus KEYSOP Program. Officers who are eligible to receive FINOVA restricted stock also may participate in that program. Under the KEYSOP program, participants receive options in lieu of their cash income. The options are exercisable anytime between 6 months and 20 years after the grant date, with certain exceptions, such as termination of employment.

The KEYSOP program deposits the compensation that would have been paid into a trust. The trust invests the compensation until the participant elects to exercise the options. The KEYSOP accounts are invested in up to nine designated mutual funds, and are adjusted for any income or loss on those investments. Dividends in the KEYSOP are reinvested in the funds selected by the participant.

To exercise a KEYSOP option, the participant must pay 25% of the option's fair market value on the option grant date or the exercise date, whichever is greater. We grant KEYSOP options for more than the deferred compensation to cover the initial exercise price, so that the participants are not unduly disadvantaged by participating in that program. This mark-up in KEYSOP option grants results in no greater compensation to the participant than would have occurred had he or she not elected to participate in the program. However, participants could receive less compensation if the accounts lose value, since the exercise price is always no less than 25% of the fair market value on the grant date. When the KEYSOP options are exercised, the participant receives the securities relating to his or her account.

RETIREMENT PLAN:

Non-employee directors participate in the Directors' Retirement Benefit Plan. If a director is at least 62 on his or her retirement date and has at least five years of service on the Board, we will pay the director a pension equal to the retainer in effect on the retirement date. That pension will continue during the life of the director for up to the number of years the director served on the Board.

CHARITABLE AWARDS PROGRAMS:

As part of our overall support for charities, and to help attract directors with outstanding experience and ability, the Board implemented the Directors' Charitable Awards Program. It enables each director to contribute $100,000 per year for ten years to a charity or foundation selected by the director upon his or her death. To fund the program, we purchase, at minimal cost, life insurance on each eligible director, payable to FINOVA as beneficiary.

                        HUMAN RESOURCES COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

THE COMMITTEE:

The Human Resources Committee is comprised only of independent directors as defined by the SEC and IRS. The committee exercises the Board's powers in compensating executive officers of FINOVA and its subsidiaries. We also administer FINOVA's incentive plans, including the 1992 Stock Incentive Plan. Our compensation program helps us to attract, retain and motivate all of our employees and to align their efforts with increases in shareowner value and FINOVA's profitability. We make every effort to assure our compensation program is consistent with FINOVA's values and furthers its business strategy.

OVERALL OBJECTIVES:

   Our compensation programs
   seek to fulfill these
   objectives.

We have developed a compensation program for executives and key employees designed to meet the following goals:

*  Reward performance that increases the value of your stock.

* Attract, retain and motivate executives and key employees with competitive compensation opportunities.

*  Emphasize "pay for performance" by placing a large portion of pay at risk.

*  Build and encourage ownership of our shares.

*  Balance short-term and long-term strategic goals.

* Address the concerns of shareowners, employees, the financial community and the general public.

To meet these objectives, we studied competitive compensation data and implemented the base salary and annual and long-term incentive programs discussed below.

SUCCESSION PLANNING:

Each year, the Committee has undertaken succession planning for key positions, to help assure continuity for FINOVA. In 1999, the Board and Committee continued its succession planning efforts by electing Matthew M. Breyne as President and Chief Operating Officer of FINOVA Capital, our principal subsidiary. That change resulted in the promotion of other officers to fill vacant positions. We adjusted compensation levels for those officers to be consistent with their new responsibilities.

Upon Mr. Eichenfield's retirement in March 2000, the Board elected Mr Breyne as President and Chief Executive Officer and a director of FINOVA. He also became Chairman and Chief Executive Officer in addition to being President of FINOVA Capital.

EXECUTIVE COMPENSATION GENERALLY:

We review executives' pay each year. Compensation depends on many factors, including individual performance and responsibilities, future challenges and objectives and how the executive might contribute to our future success. We also look at FINOVA's financial performance and the compensation levels at comparable companies.

Our independent compensation consultants, Hewitt Associates LLC, prepared competitive studies of our executive compensation program. They compared

FINOVA to 14 similar financial services companies and adjusted compensation recommendations based on the relative size of the companies. The Standard & Poor's Financial Index includes almost one-half of those companies or their parent corporations. We use that index to set our performance criteria for our Management Incentive Plan and performance-based restricted stock awards. We used the 14 companies for our salary comparisons, rather than the broader index, because we believe the 14 more closely reflect our competitors for executive talent.

TOTAL COMPENSATION:

We have targeted total compensation levels for the executives to fall between the average and the top 25% levels of the other similar companies, adjusted in light of FINOVA's and the executive's performance. Our primary objective is to place more compensation at risk in the form of short-term and long-term compensation than our competitors, on average. Doing so helps encourage performance that increases the value of your shares. As a result, maximum performance warrants additional rewards.

   Each year we have
   substantially increased
   performance targets.

In each of the past seven years, we set the target, minimum and maximum performance levels for our annual and long-term incentive plans substantially above not only the prior year's target goals, but also above the prior year's actual performance, which exceeded those targets. Doing so motivates the officers to encourage future growth and keeps the goals challenging. FINOVA has repeatedly exceeded those performance objectives overall. 1999 was generally no exception.

BASE SALARY:

We adjusted the base salary levels for our executives to fall between the average and the top 25% of base salary levels of the comparison companies, as reflected in the study. We set those levels after considering the factors noted above.

ANNUAL INCENTIVES:

Our annual cash bonus plans, the Management Incentive Plans ("MIPs"), reward key employees for meeting challenging annual goals. We establish MIP target awards for each participant as a percentage of salary, generally 40-55% for the executives whose names appear in this proxy statement's Summary Compensation Table. We can adjust those awards based on individual and corporate performance, resulting in an award of between 0-200% of the target. We determined final awards after receiving recommendations from Mr. Eichenfield. We retain discretion to make awards regardless of performance.

For employees of the parent company, FINOVA, the 1999 performance goals and their relative importance for plan purposes were earnings per share (30%), net income from continuing operations (30%), return on average equity (30%) and relative shareowner performance (10%). In 1999, FINOVA's overall performance exceeded the maximum performance targets for earnings per share and net income, but did not meet the minimum targets for the other criteria. The overperformance in the first two measures resulted in FINOVA achieving a 177% performance level.

Annual bonuses for most of our employees are based on FINOVA Capital's performance. Those goals for 1999 were net income from continuing operations (40%), return on average equity (40%) and average managed assets (20%). FINOVA Capital exceeded the maximum performance levels for the first and third categories, and achieved 124% of target performance for return on average equity. Nevertheless, the overperformance in the other measures resulted in maximum overall performance of the plan for FINOVA Capital.

LONG-TERM INCENTIVES:

We provide long-term incentives through stock options, performance-based restricted stock and the Performance Share Incentive Plans discussed below. These plans help focus top management on specific long-term goals and link their incentives to increases in our share price.

   We grant options only at or
   above the market price of
   our shares on the grant
   date.

Options give executives an opportunity to buy our shares. We grant options under the 1992 Stock Incentive Plan only at or above the market price on the grant date. As a result, the options have value only to the extent the share price increases. The options to employees exempt from the overtime pay laws generally vest over at least three years from the grant date. We make every effort to balance the dilution to shareowners with the motivation for the employees.

We awarded premium-priced option grants to some of our key officers in 1999. The exercise price of the first portion is at the fair market value on the grant date. The exercise price of portions that vest in later years carry increasingly higher exercise prices in each vesting year. Those premiums require management to create additional value for your shares before they can realize any value from their options.

   Restricted stock grants to
   employees require that we
   equal or outperform the
   market or the shares are
   forteited.

Although we could grant restricted stock to executives that, for example, might vest with the mere passage of time or continued employment, we have chosen instead since mid-1992 to grant only performance-based restricted shares that have more stringent performance goals. Those goals require that FINOVA perform at least as well as the market (as measured by the S&P 500 or S&P Financial indices) before that year's portion of the award vests. Because those grants vest over five years, the awards help retain and motivate executives during that period and so long as they hold those shares afterwards. While we have discretion to waive performance requirements, we did not do so in 1999.

As you know, FINOVA's stock performance in 1999 was below that of the market, as measured by the S&P 500 and Financial indices. As a result, the performance-based restricted stock scheduled to vest on January 1, 2000 was forfeited by each of the officers holding that stock, except as noted below. For performance-based restricted stock awards granted in 1998 and later, performance below the minimum thresholds in one year can be offset by performance above the maximum levels in the next vesting year. Thus, those portions of the awards granted in 1998 that were scheduled to vest on January 1, 2000 were not forfeited, and vesting will depend on FINOVA's relative share performance this year.

The Performance Share Incentive Plans ("PSIPs") focus management on long-term goals other than share appreciation. For the 1999-2001 and 2000-2002 FINOVA PSIP, those goals relate to net income from continuing operations (35%), earnings per share (35%) and return on average equity (30%). FINOVA Capital's 1999-2001 and 2000-2002 PSIP goals are net income from continuing operations (35%), return on average equity (35%) and economic profit (30%). PSIPs measure performance over three years.

The number of PSIP share units awarded to participants is based on percentages of their salaries (between 40% and 60% for the officers identified in the Summary Compensation Table). Those percentages of salary are divided by the December average share price before the beginning of the PSIP plan, to result in the number of PSIP shares awarded to that participant. Final awards are paid at the December average share price at the end of the PSIP plan, creating an incentive to seek further increases in our share price.

Awards to those who manage our operating divisions depend on both the performance of FINOVA Capital (25%) and their particular business unit (75%). In that way, we link their incentive compensation to overall and divisional performance.

We review final award sizes and eligibility and can adjust payments within specified amounts if we believe circumstances warrant a change. Because FINOVA's shares did not appreciate in value last year, the ultimate pay outs under the 1997-1999 PSIP were substantially lower than comparable awards under prior plans. To help compensate for that reduction, notwithstanding that the company's overall performance exceeded the maximum targets established by the plan, the Committee paid the 1997-1999 PSIP awards at the high end of the discretionary range (a 10% increase above the target award). We note that one of the performance targets in the 1997-1999 PSIP, return on equity, exceeded the target but did not reach the maximum level. The maximum level would have been reached if the additional shares issued in 1999 when we acquired Sirrom Capital Corporation and Preferred Business Credit Corporation were not included. Moreover, performance above the maximum levels for the other targets more than offset the return on equity performance, to result in overall performance above the maximum levels for the 1997-1999 PSIP.

We established the long-term grants noted above after reviewing competitive data supplied by Hewitt Associates LLC, our past practice, the terms of employment agreements and recommendations of senior management.

STOCK OWNERSHIP GUIDELINES:

To help address the overall objectives of our compensation program, in 1993 the Board adopted FINOVA stock ownership guidelines for senior management and directors. Persons subject to the guidelines are encouraged to assure that their ownership of our shares and options reaches and remains at or above our targeted levels. The amounts depend on the person's level of responsibility and compensation. If the person violates the guidelines, we have discretion to withhold or reduce future stock or option awards to the executive. We reviewed current holdings of the executives during 1999. All of the officers named in this proxy statement were at or above their individual targets under the guidelines based on their position and length of service.

   We encourage our directors
   and senior management to
   own our shares through
   these guidelines.

TAX CODE CONCERNS:

Section 162(m) of the Internal Revenue Code disallows a corporate income tax deduction for executive compensation paid to senior executives in excess of $1 million per year, unless that income meets permitted exceptions. One exception is if the pay is based on performance, under stringent tests established by that section. You approved amendments in 1997 to the 1992 Stock Incentive Plan continuing that plan's qualification under Section 162(m). Therefore, we expect to receive a tax deduction for compensation under those awards.

For our other short- and long-term performance plans, compliance with Section 162(m) would eliminate our flexibility to adjust the plans if FINOVA's business incurs a significant change. Section 162(m) prohibits adjustment of performance goals after the first part of the year. Our experience since FINOVA became independently owned demonstrates the advantages of having that flexibility to continue to motivate and reward our key personnel. In past years, we have adjusted performance goals later in the year, in light of unusual changes in our business or acquisitions or dispositions that have occurred. Those adjustments would not have been allowed under Section 162(m). Thus, FINOVA will forego the exemption to the extent compensation paid under those plans exceeds the threshold. We continue to review our position from time to time with respect to this issue.

To further the ability of directors and senior officers to defer receipt of compensation and to save for retirement, we implemented the Bonus KEYSOP program discussed on page 5 of this proxy statement under "Deferred Compensation and Option Plans."

STOCK OPTION PROGRAM:

FINOVA has been a leader in granting stock options to all of its employees since 1992. Each new full-time employee, including employees of acquired companies, receives options during his or her first quarter with FINOVA. Certain part-time employees are also eligible for reduced awards. In addition, we grant awards from time to time to all employees, and did so again in 1999. Non-executive officer employees received options to purchase a total of 871,298 shares in 1999. Those grants constituted about 78% of the options granted last year. These grants help motivate outstanding performance by all our employees, and encourage everyone at FINOVA, not just executives, to increase the value of FINOVA shares.

   All of our full time
   employees receive stock
   options. These grants help
   motivate all employees.

CEO COMPENSATION:

As noted above, Mr Eichenfield retired in March 2000. We set Mr. Eichenfield's total compensation based on FINOVA's outstanding performance, his individual performance, compensation levels at other companies, the desire to retain him and the terms of his employment agreement. His salary and incentives reflected the leadership, vision and focus he provided prior to and since we became independently owned. FINOVA's earnings have reached new records each year since that time. Net income increased to $215.2 million in 1999 from $160.3 million in 1998. Diluted earnings per share increased to $3.41 from $2.70 during that time, with more shares outstanding. Notwithstanding that performance, the market value of our shares decreased by about one-third in 1999.

   Mr. Eichenfield's pay
   reflected the leadership,
   vision and focus he
   provided.

At the same time, Mr. Eichenfield helped position FINOVA for future success. New business from continuing operations during 1999 resulted in a 29% growth in our managed assets (our financing contracts plus those we manage for others). Non-accruing assets were at 2.2% of managed assets at the end of 1999, which is better than our target range.

We reviewed the above factors, to the extent known at the time of our determination, when we decided to target Mr. Eichenfield's total compensation at the top 25% level of chief executives of the other companies in the study. His base salary and total compensation were at the top 25% level of his peers.

As discussed above, the majority of Mr. Eichenfield's compensation was placed at risk because it was tied to performance goals, including our share price. As with our other officers, he forfeited his performance-based restricted shares scheduled to vest on January 1, 2000, except as noted above, and his PSIP award pay out was substantially lower than in the previous year. Those pay outs demonstrate our commitment to tying pay and performance. Mr. Eichenfield's peers generally have less pay at risk.

CONCLUSION:

We believe the executive team provided outstanding service to FINOVA. We will work to assure the executive compensation programs continue to meet our strategic goals as well as the overall objectives discussed above.

                       Kenneth R. Smith, Chairman
                       Robert H. Clark, Jr.
                       G. Robert Durham
                       James L. Johnson
                       John W. Teets
                       Members, Human Resources Committee

                                PERFORMANCE GRAPH
                   Comparison of Cumulative Total Return Among
         FINOVA, Standard & Poor's 500 Index and S&P Financial Index(1)

                        1994      1995      1996      1997      1998      1999
                       -------   -------   -------   -------   -------   -------
FIVONA                 $100.00   $155.24   $210.10   $329.08   $361.42   $241.72
S&P 500                $100.00   $134.11   $166.30   $225.49   $289.93   $350.93
S&P FINANCIAL          $100.00   $149.65   $204.30   $308.28   $343.53   $357.21

----------
(1) Assumes $100 invested on December 31, 1994 and dividends reinvested. Historical performance does not necessarily predict future results.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF COMPENSATION:

The following table summarizes the compensation we paid the Chairman, President and Chief Executive Officer and each of the four other most highly compensated executive officers as of the end of 1999, based on salary and Management Incentive Plan bonus.

   1999 pay reflects FINOVA's
   strong performance.

                           SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                                 ---------------------------------  ------------------------------------
                                                                            AWARDS             PAYOUTS
                                                                    -----------------------   ----------
                                                                    PERFORMANCE   SECURITIES
                                                          OTHER        BASED      UNDERLYING                ALL
                                                          ANNUAL     RESTRICTED    OPTIONS/                OTHER
      NAME AND                                            COMPEN-      STOCK         SARS        LTIP      COMPEN-
  PRINCIPAL POSITION      YEAR   SALARY(1)  BONUS(1)(2)  SATION(3)  AWARDS(4)(5)  (#)(6)(7)   PAYOUTS(1)  SATION(8)
  ------------------      ----   ---------  -----------  ---------  ------------  ---------   ----------  ---------
Samuel L. Eichenfield     1999   $636,333    $619,470    $184,459    $2,249,080               $  830,481   $9,600
Chairman, President and   1998    609,000     589,512     157,854     1,586,936    250,000     1,559,390    9,600
Chief Executive Officer   1997    582,333     576,510     165,155     1,114,954                8,276,965    9,000
(Retired March 2000)

Matthew M Breyne          1999    370,167     326,342                 1,074,949     35,000       178,457    9,600
President and Chief       1998    266,667     211,200                   266,448        500       297,560    9,600
Executive Officer         1997    199,604     155,691      95,342       145,389     21,000       314,027    8,143
(As of March 2000)

Jack Fields III           1999    304,500     252,811                   738,675     29,000       176,972    9,600
Executive Vice President  1998    266,667     224,400                   380,998        500       307,704    9,600
FINOVA Capital Corp.      1997    205,333     157,696                   185,080     25,000       320,536    9,000

William J. Hallinan       1999    307,667     217,828                   419,836     17,500       278,183    9,600
Senior Vice President     1998    294,333     207,210                   281,044        100       527,345    9,600
General Counsel and       1997    281,667     202,800                   203,821     20,000       669,168    9,000
Secretary

Gregory C. Smalis         1999    265,000     195,570                   339,741     23,000       208,094    9,600
Executive Vice President  1998    253,667     178,582                   294,346                  361,806    9,600
FINOVA Capital Corp.      1997    230,667     166,080                   284,588     24,000       419,136    9,000

(1)  Includes deferred compensation, if any.

(2) Bonus payments depend on both FINOVA's and the individual's performance. No bonus is paid under the Management Incentive Plan unless we achieve set performance levels.

(3) Includes personal benefits we paid, including tax gross-up payments in 1999 of $128,462 on behalf of Mr. Eichenfield.

(4) The number of shares to vest depends on our share price and dividend performance during each of the five years after the grant date, compared to either the S&P 500 or S&P Financial indices. Performance-based restricted stock ("PBRS") awards are valued in the table at the fair market value of our unrestricted shares at the grant date (for initial grants) and vesting date (for shares vesting above target). Those values have not been reduced for any performance requirements or transfer restrictions.

     The PBRS granted by FINOVA vest over five years. If our performance equals the lesser of the S&P 500 or S&P Financial indices, the target amount vests for that year. If we do not at least match one of those, then the person forfeits to FINOVA that year's award of 20% of the shares, except as noted below. Performance in excess of the lower index results in vestings of up to 1.7 times that year's target award. For awards granted in 1998 or later, PBRS shares that would otherwise be forfeited will be awarded in the following year to the extent that performance in that subsequent year exceeds the maximum targets established for that year.

     The named officers received the following awards of PBRS:

                                      1999        1998        1997
                                     ------      ------      ------
               Mr. Eichenfield       20,000      12,000      14,400
               Mr. Breyne            12,000       3,000       2,880
               Mr. Fields             8,000       5,000       2,900
               Mr. Hallinan           4,000       2,500       2,880
               Mr. Smalis             6,000       3,000       3,480

     The directors have discretion to amend the terms of the PBRS grants to conform to changes in the tax laws or otherwise. Holders of PBRS receive dividends on and may vote the target shares before they vest.

(5) The total number of target restricted shares held by each officer named above, all of which are PBRS, and their value based on our share price at December 31, 1999, were: Mr. Eichenfield -- 75,920 ($2,707,026); Mr. Breyne -- 21,984 ($783,868); Mr. Fields -- 19,520 ($696,011); Mr. Hallinan --
     13,484 ($480,790); and Mr. Smalis -- 16,464 ($587,045).

(6) For the 1999 grants, the exercise price for 80% of Mr. Breyne's options are higher than the fair market value on the grant date, as described in the next section below.

(7) Options have been adjusted for the 2-for-1 stock split in October 1997.

(8) Matching payments made by FINOVA under the Employee Stock Ownership Plan or Savings Plan.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS:

The following table lists our grants during 1999 of stock options and tandem stock appreciation rights ("SARs") to the officers named in the Summary Compensation Table. The amounts shown as potential realizable values rely on arbitrarily assumed increases in value required by the SEC. In assessing those amounts, please note that the ultimate value of the options, as well as your shares, depends on actual future share prices. Market conditions and the efforts of the directors, the officers and others to foster the future success of FINOVA can influence those future share values.

   Options only have value if
   our share price increases.

The potential realizable values for all shareowners represent the corresponding increases in the value of outstanding shares, assuming 61.2 million shares were outstanding. Annual appreciation at 5% from the grant date would increase the market value of all outstanding shares by approximately $2 billion, and 10% annual appreciation would increase it by at least $4 billion over the 10-year option term.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS
                     -----------------------------------------------------
                                     PERCENT OF                                    POTENTIAL REALIZABLE
                      NUMBER OF        TOTAL                                         VALUE AT ASSUMED
                      SECURITIES    OPTIONS/SARS                                   ANNUAL RATES OF SHARE
                      UNDERLYING     GRANTED TO                                     PRICE APPRECIATION
                       OPTIONS/      EMPLOYEES    EXERCISE OR                         FOR OPTION TERM
                         SARS        IN FISCAL    BASE PRICE    EXPIRATION  -----------------------------------
      NAME           GRANTED(2)(1)     YEAR       ($/SHARE)(2)     DATE               5%               10%
      ----           -------------     ----       ------------     ----             ------            ------
FEBRUARY GRANT:
 All Shareowners'                                                           If Shares at $94.12:   If at $149.87:
 Share Appreciation                                                               $2,223,928,440   $5,635,828,440
Mr. Fields                 500        .0455         57.7813       2/10/09                 18,169           46,044

MAY GRANT:
 All Shareowners'                                                           If Shares at $81.60:   If at $129.93:
 Share Appreciation                                                               $1,928,179,440   $4,885,975,440
Mr. Hallinan             2,500        .2274         50.0938       5/12/09                 78,732          199,507

JUNE GRANT:
 All Shareowners'                                                            If Shares at $83.58    If at $133.09
 Share Appreciation                                                               $1,974,771,000   $5,004,783,000
Mr. Smalis               5,000        .4548         51.3125       6/06/09                161,295          408,721
Mr. Fields               7,500        .6823         51.3125       6/06/09                241,942          613,081

AUGUST GRANT:
 All Shareowners;                                                            If Shares at $67.70    If at $107.80
 Share Appreciation                                                               $1,599,615,000   $4,053,735,000
Mr. Smalis              18,000       1.6374         41.5625       8/11/09                470,329        1,191,812
Mr. Fields              21,000       1.9103         41.5625       8/11/09                548,717        1,390,447
Mr. Hallinan            15,000       1.3645         41.5625       8/11/09                391,941          993,177
Mr. Breyne              11,900       1.0825         41.5625       8/11/09                310,940          787,920
                        11,550       1.0507         45.7188       8/11/09                253,789          716,741
                        11,550       1.0507         50.2906       8/11/09                200,985          663,937

(1) The options vest 34% after 1 year and 33% after each of years 2 and 3, except the August grants to Messrs. Fields, Hallinan and Smalis all vest 5 years from the grant date. All options have limited stock appreciation rights exercisable within 60 days after a change in control, subject to earlier expiration upon termination of employment. The limited SARs entitle the person to receive cash, if desired, for the difference between the then-current market value and the exercise price. In total, the option holders can exercise options or SARs equal to the number of options granted.

(2) The listed options are all non-qualified options. The holder can pay the exercise price and tax withholding obligations with already owned shares or with shares vesting at that time.

1999 OPTION AND SAR HOLDINGS:

The following table lists the number of shares acquired and the value realized as a result of option exercises during 1999 for the listed officers. It also includes the number and value of their exercisable and non-exercisable options and SARs as of December 31, 1999. The table contains values for "in the money" options, meaning a positive spread between the year-end share price of $35.50 and the exercise price. These values have not been, and may never be, realized. The options might never be exercised, and the value, if any, will depend on the share price on the exercise date.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUES

                                           NUMBER OF SECURITIES UNDER-      VALUE OF UNEXERCISED
                                            LYING UNEXERCISED OPTION/       IN-THE-MONEY OPTIONS/
                   SHARES                    SARS AT FISCAL YEAR-END       SARS AT FISCAL YEAR-END
                 ACQUIRED ON     VALUE     ---------------------------   ---------------------------
     NAME        EXERCISE (#)   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
     ----        ------------   --------   -----------   -------------   -----------   -------------
Mr. Eichenfield     18,226      $797,296     541,988        156,250       $9,712,357      $
Mr. Breyne           8,314       333,832      37,508         48,992          488,155       10.33
Mr. Fields           6,952       290,549      52,178         45,658          811,734       10.33
Mr. Hallinan                                  79,312         30,898        1,567,646
Mr. Smalis           2,042        54,391      52,402         38,998          838,016

LONG-TERM INCENTIVE COMPENSATION:

The long-term plans encourage sustained performance.

As noted above in the Human Resources Committee's report, the Performance Share Incentive Plans ("PSIPs") compensate executives for helping us achieve sustained performance goals and encourage their continued efforts on our behalf. FINOVA's 2000-2002 PSIP measures increases in net income from continuing operations, earnings per share and return on average equity. FINOVA Capital's 2000-2002 PSIP measures return on average equity, economic profit and net income from continuing operations. Achievement is based on three year average performance. Because payouts are tied, in part, to share price, the PSIPs also encourage participants to seek share price appreciation.

                       LONG-TERM INCENTIVE PLANS -- AWARDS
                               IN LAST FISCAL YEAR

                                                  ESTIMATED FUTURE PAYOUTS UNDER
                                   PERFORMANCE     NON-STOCK PRICE-BASED PLANS
                                   PERIOD UNTIL   ------------------------------
                       NUMBER OF    MATURATION     THRESHOLD   TARGET   MAXIMUM
     NAME               UNITS(1)    OR PAYOUT         (#)      (#)(2)    (#)(2)
     ----               --------    ---------      ---------   ------    ------
Mr. Eichenfield          11,206        2002            0       11,206    22,412
Mr. Breyne                6,102        2002            0        6,102    12,204
Mr. Fields                3,576        2002            0        3,576     7,152
Mr. Hallinan              3,616        2002            0        3,616     7,232
Mr. Smalis                3,114        2002            0        3,114     6,228

(1) Recipients forfeit the awards unless performance reaches a minimum level, generally 95% of the target. They may receive up to 200% of the target for maximum performance, generally 110% of the target. Intermediate performance is prorated. We based the target shares awarded on the average share price for the preceding December of $35.07 for the 2000-2002 PSIP. The award, if any, is paid in cash at the average of the average share price for each day of the last month of the performance period, multiplied by the number of share units awarded.

(2) The Human Resources Committee has discretion to adjust the target and maximum awards based on performance factors and circumstances it selects. The targets can be adjusted up or down within set limits for each participant. Because adjustments are within the committee's discretion, the table disregards that possibility.

RETIREMENT PLANS:

   The following table shows the estimated annual retirement benefit payable to participants, including the officers named in this proxy statement, for the average annual earnings and years of service indicated. It assumes retirement at age 65. We pay the retirement benefits under FINOVA's Pension Plan and the Supplemental Executive Retirement Plan -- participants do not pay for those benefits. Only certain senior employees participate in the supplemental plan.

The table includes the supplemental benefit formula.

                               PENSION PLAN TABLE

                                    ESTIMATED ANNUAL RETIREMENT BENEFITS
                                       FOR YEARS OF SERVICE(2)(3)(4)
AVERAGE ANNUAL             -----------------------------------------------------
COMPENSATION(1)               15         20         25         30        35(5)
---------------            ---------  ---------  ---------  ---------  ---------
 $  125,000                $  32,810  $  43,750  $  54,690  $  65,630  $  76,560
    150,000                   39,380     52,500     65,630     78,750     91,880
    175,000                   45,940     61,250     76,560     91,880    107,190
    200,000                   52,500     70,000     87,500    105,000    122,500
    225,000                   59,060     78,750     98,440    118,130    137,810
    250,000                   65,630     87,500    109,380    131,250    153,130
    300,000                   78,750    105,000    131,250    157,500    183,750
    400,000                  105,000    140,000    175,000    210,000    245,000
    450,000                  118,130    157,500    196,880    236,250    275,630
    500,000                  131,250    175,000    218,750    262,500    306,250
    750,000                  196,880    262,500    328,130    393,750    459,380
  1,000,000                  262,500    350,000    437,500    525,000    612,500
  1,250,000                  328,130    437,500    546,880    656,250    765,630
  1,500,000                  393,750    525,000    656,250    787,500    918,750

(1) Consists of the employee's average salary and bonus during the 60 months before retirement. Salary and bonus for 1997-99 for the officers named in the Summary Compensation Table is listed in that table. At year-end, the current average compensation for plan purposes was $1,133,843 for Mr. Eichenfield, $374,512 for Mr. Breyne; $370,861 for Mr. Fields; $475,169 for Mr. Hallinan; and $390,646 for Mr. Smalis.

(2) Years of credited service: Mr. Eichenfield (33), Mr. Breyne (13), Mr. Fields (17), Mr. Hallinan (27) and Mr. Smalis (22). To permit Mr. Eichenfield to retire at age 65 with the maximum years of service under the supplemental plan, he received five additional years of credited service in 1992 and receives three years of service each year thereafter.

(3) Benefits are computed on a single-life annuity basis. The benefits under the plan reflect a reduction to recognize some of the Social Security benefits expected to be received by the employee. The plans also provide for the payment of benefits to an employee's surviving spouse. The table excludes adjustments for joint and survivorship provisions, which would reduce the amounts shown. Benefits generally vest after five years of service. The plans provide for reduced early retirement benefits. Prior plan formulas provide for different benefits. Employees accruing benefits under the prior or the prior and current formulas, and participants accruing benefits under only the Pension Plan, may receive benefits different from those listed in the table above.

(4) Federal law limits the annual benefits that can be paid from a tax-qualified retirement plan. As permitted by that law, the supplemental plan pays benefits above the permitted limits. Some of those excess benefits are held in a trust, the assets of which are available to FINOVA's creditors.

(5) The Pension Plan and the normal supplemental plan benefit formula limit the years of service for plan purposes to a maximum of 35 years.

EMPLOYMENT AGREEMENTS

MR. EICHENFIELD:

Mr. Eichenfield was engaged as the Chairman, President and Chief Executive Officer of FINOVA. He also served as the Chairman and Chief Executive Officer of FINOVA Capital. His employment agreement engaged him to serve for a three year term and thereafter from year to year, unless earlier terminated. The initial term expired on March 15, 1999, and it was automatically extended until March 15, 2001. The Board could have terminated him for cause, as defined in the agreement, at any time. He served as a member of the Board, per his agreement, subject to reelection by the shareowners.

Mr. Eichenfield's base salary at the time of his retirement was $655,000, subject to adjustment by the Board or the Human Resources Committee. He participated in our incentive, retirement, health, and other fringe benefit programs, as long as those benefits were at least as favorable as specified minimums. His participation in awards under the 1992 Stock Incentive Plan was at the sole discretion of the Human Resources Committee.

If Mr. Eichenfield was terminated, actually or constructively, in violation of his agreement, he would have been entitled to receive his base, incentive, stock-based and change in control compensation and specified benefits during the remainder of the agreement. Those amounts could not be less than an amount equal to one year of service plus the sum of the highest bonus, stock, Performance Share Incentive Plan and other performance related payments during the two years before that termination. He would have been entitled to additional payments discussed below if a change-in-control occurs. All stock option vestings and pension plan accruals under the supplemental plan were to continue during those periods.

MR. HALLINAN:

Mr. Hallinan has been engaged as Senior Vice President -- General Counsel and Secretary. His base annual salary currently is $317,000. He participates in our incentive, retirement, health and other fringe benefit programs, as long as the benefits are at least as favorable as on the date of the agreement.

Mr. Hallinan is subject to termination at any time. However, he also is entitled to severance benefits if Mr. Eichenfield ceases to be the Chairman and Chief Executive Officer of FINOVA and, as a result, Mr. Hallinan is terminated, constructively or actually, from his current duties. In that event, he will be paid a lump sum of three times his highest annual salary plus the largest aggregate annual incentive payments, pension and other benefits that he has received during the measurement period.

EXECUTIVE SEVERANCE PLANS:

All officers named in this proxy statement except Mr. Eichenfield, who ceased participation upon his retirement, participate in one of FINOVA's Executive Severance Plans (Tier I or Tier II). Those plans entitle participants to immediate vesting of restricted stock and performance-based restricted stock, and vesting and exercisability of options if we incur a change in control. The Tier I plan includes Messrs. Breyne and Hallinan and included Mr. Eichenfield. It entitles the participant to receive a lump sum payment of three times their highest salary, bonus and Performance Share Incentive Plan payments if they are discharged without cause. If specified events occur, they would receive two times their salary, bonus and PSIP payments if they voluntarily leave during a period following a change in control. The plans provide a tax gross up feature to cover certain taxes the officer may have to pay resulting from the plan. Benefits paid are reduced by other severance benefits paid by FINOVA. The officer is also credited with enough years of service to assure vesting under the retirement plans or the number of years of salary paid under the severance plan, whichever is less.

Messrs. Fields and Smalis, along with other executive officers, participate in the Tier II plan, which has the same terms as the Tier I plan, except as noted below. Tier II participants would be paid a lump sum of two times their highest annual salary, bonus and PSIP payments, and they cannot require payment if they voluntarily leave following a change in control.

We placed funds in a trust to pay benefits to certain officers under the Executive Severance and other plans.

VALUE SHARING PLANS:

To recognize the significant contributions made to FINOVA and its shareowners by executive officers and key employees, and to reward them in the event of a change in control, the Human Resources Committee adopted two change in control Value Sharing Plans. One plan was for the Chief Executive Officer and one for the other executive officers and key employees. The CEO Value Sharing Plan was terminated in March 2000. Both plans would provide benefits only if a change in control occurs and if shareowner value is created. Participants other than the CEO will share in a pool equal to 2.5% of the change in control shareowner value created. That value generally is the difference between the acquisition value at the time of the change in control and the market capitalization using a base price of $20/share, which was in excess of the closing price of $19.38 on the day the plans were adopted.

The CEO was to be paid 0.75% of the change in control shareowner value created if the change was for $27.50/share or less, 1.5% if it was for $42.50/share or more, and was to be prorated between those amounts for change in control prices between those share prices. Initial payments credited to Mr. Eichenfield under his employment agreement Value Sharing Plan discussed in the 1998 Proxy Statement would have been deducted from any to be made under this change-in-control CEO Value Sharing Plan, so that he would not be paid twice for the same increases in shareowner value. Payments made under both Value Sharing Plans would be grossed up for certain taxes incurred by participants who participate in FINOVA's Executive Severance Plans. Per share values have been and will be adjusted for certain events such as stock dividends or splits, mergers, reorganizations or recapitalizations.

                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

GROUPSYSTEMS.COM, INC.:

Messrs. Smith and Breyne serve as directors of GroupSystems.com, Inc., formerly known as Ventana Corporation, which markets interactive computer systems software and services. FINOVA Capital owns 600,000 shares of GroupSystem's common stock, purchased before Mr. Smith became a member of our board or Mr. Breyne became a member of its board. Those shares constitute about 13% of its common stock. In addition, FINOVA Capital has granted GroupSystems a $1,000,000 line of credit, $500,000 of which was outstanding on the Record Date. The line of credit to GroupSystems was also granted before Mr. Smith became a member of our board or Mr. Breyne joined its board. The line of credit was made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons. As of the Record Date, GroupSystems was current on its payment obligations to FINOVA under the line of credit.

O'CONNOR CAVANAGH:

The law firm of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears provided certain legal services to FINOVA during 1999. For part of that year, Ms. Tancer was of counsel to, but was not an equity owner of, that firm. The arrangements with that firm were believed to be competitive with those of other law firms serving us.

PUTNAM INVESTMENTS:

Putnam Investments, Inc. is one of our largest shareowners. Its ownership interest is reported on the following page under "FINOVA Share Ownership -- Certain Beneficial Owners." Putnam is owned by Marsh & McClennan, which acquired J & H Marsh & McClennan, Inc. in 1997. J & H Marsh & McClennan is FINOVA's primary insurance broker. FINOVA paid it approximately $5.3 million during 1999, most of which was used to purchase the underlying insurance. We believe those transactions were at rates competitive with those available from other brokers.

MANAGEMENT INDEBTEDNESS:

To assist officers and key employees in increasing their share ownership, we implemented an Executive Officer Loan Program. Under that program, FINOVA will loan or will guarantee a loan from an approved bank to the officer for amounts needed to exercise stock options and to pay taxes due on those options or other awards under the 1992 Stock Incentive Plan. The loans carry a variable rate of interest at the prime rate less 3/4 of 1%. Interest is due monthly, and the principal is due in one year, unless extended or accelerated at FINOVA's discretion. Smaller loans are secured with FINOVA shares worth at least 25% of the value of the loan. Loans above the officer's salary and prior year's bonus must be secured 100% with FINOVA shares. The following executive officers have borrowed under this program: Robert M. Korte: $523,248; Jack Fields: $117,692; and Matthew M. Breyne: $171,104.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our shares, and upon representations from those persons, all SEC stock ownership reports required to be filed by those reporting persons during 1999 were timely made except as noted below. Ms. Curran, one of our directors, elected to receive her retainer in the form of restricted stock. She inadvertently failed to file her Form 5 in February 1999 to reflect the effective date she received that initial option award. That form was filed in August 1999, six months late.

FINOVA SHARE OWNERSHIP

The following tables list our share ownership for the persons or groups specified. Ownership includes direct and indirect (beneficial) ownership, as defined by SEC rules. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. Information in the first table is as of the latest reports by those entities received by us. That table lists the beneficial owners of at least 5% of our shares. Information in the second table is as of March 13, 2000.

CERTAIN BENEFICIAL OWNERS

                                                    AMOUNT AND
                                               NATURE OF BENEFICIAL   PERCENTAGE
 NAME AND ADDRESS OF BENEFICIAL OWNER              OWNERSHIP(1)        OF SHARES
 ------------------------------------              ------------        ---------
Iridian Asset Management LLC and affiliates         7,668,880            12.52%
276 Post Road West
WestPort, CT 06880-4704

Putnam Investments, Inc. and affiliates             5,086,468             8.30%
One Post Office Square
Boston, MA 02109

Franklin Resources, Inc. and affiliates             3,881,000             6.34%
777 Mariners Island
San Mateo, CA 94404

(1) The information is based on reported ownership on the date of SEC filings. The owners report they hold the shares for themselves and their affiliates, advisory clients and investors. The entities may disclaim that they constitute a "group" for purposes of owning these shares.

DIRECTORS AND EXECUTIVE OFFICERS

                                                            AMOUNT AND
                                                            NATURE OF
                                                            BENEFICIAL       PERCENTAGE OF
        NAME                        POSITION(S)          OWNERSHIP(2,3,4)  OUTSTANDING SHARES
        ----                        -----------          ----------------  ------------------
Robert H. Clark,  Jr.(1)   Director                            66,512                *
Constance R. Curran        Director                             9,257                *
G. Robert Durham           Director                            33,464                *
Samuel L. Eichenfield      Former Chairman, President,        976,819            1.60%
                           and Chief Executive Officer
James L. Johnson           Director                            25,000                *
Kenneth R. Smith           Director                            35,391                *
Shoshana B. Tancer         Director                            25,258                *
John W. Teets              Director                           134,440                *
Matthew M. Breyne          President and Chief                 99,290                *
                           Executive Officer
Jack Fields III            Executive Vice President           107,506                *
                           FINOVA Capital Corporation
William J. Hallinan        Senior Vice President --           152,050                *
                           General Counsel and Secretary
Gregory C. Smalis          Executive Vice President           103,967                *
                           FINOVA Capital Corporation
Directors and Executive                                     2,213,227            3.62%
 Officers, as a group

* Less than one percent.

(1) Includes shares owned by Case Pomeroy & Company, Inc., of which Mr. Clark is Chairman, President and Chief Executive Officer, a director and, with members of his family, a principal shareholder.

(2) Includes shares the director has a right to acquire within 60 days through the exercise of options: Mr. Clark -- 15,939 shares, Ms. Curran -- 8,184 shares, Mr. Durham -- 10,303 shares, Mr. Johnson -- 6,000 shares, Mr. Smith -- 28,891 shares, Ms. Tancer -- 22,552 shares, and Mr. Teets -- 25,000 shares.

(3) Includes options to purchase shares that can be exercised within 60 days of 541,988 shares for Mr. Eichenfield, 38,003 shares for Mr. Breyne, 50,843 share for Mr. Fields, 79,312 shares for Mr. Hallinan, 52,402 shares for Mr. Smalis, and 1,046,086 shares for all directors and executive officers as a group.

(4) Includes performance-based restricted shares owned by those persons, for which they have voting power but do not yet have dispositive power, in the amounts of 56,240 shares for Mr. Eichenfield, 19,248 shares for Mr. Breyne, 16,940 shares for Mr. Fields, 10,748 shares for Mr. Hallinan, and 13,608 shares for Mr. Smalis. The number of shares to be awarded under the PBRS grants may vary based on FINOVA's stock performance. Reported amounts include all vested awards and target awards for future vestings. Reported amounts also include holdings in FINOVA's Savings and Employee Stock Ownership Plans as of February 29, 2000, according to reports of the plan administrators.

                              INDEPENDENT AUDITORS

     We selected Ernst & Young
     LLP to audit our accounts
     for 1999 and 2000.

The Board of Directors, upon recommendation of the Audit Committee, selected Ernst & Young LLP to audit the accounts of FINOVA and its subsidiaries for fiscal year 2000. Ernst & Young LLP audited our financial statements for 1999. We expect a representative of Ernst & Young LLP to attend the meeting, be given an opportunity to speak and to respond to appropriate questions.

FINOVA and FINOVA Capital dismissed their independent auditors, Deloitte & Touche LLP, effective July 15, 1999 and appointed Ernst & Young LLP as independent auditors. These actions were approved by FINOVA's Board of Directors upon recommendation of the Audit Committee. The change was also approved by FINOVA Capital's Board of Directors.

The selection of Ernst & Young was approved by FINOVA and FINOVA Capital after an extended evaluation process initiated by FINOVA's Audit Committee. Neither company sought the advice of Ernst & Young on specific audit issues relating to their financial statements prior to engagement of that firm.

The change in independent auditors did not occur due to any existing or previous accounting disagreements with Deloitte & Touche. Deloitte & Touche has expressed no disclaimer of opinion, adverse opinion, qualification or limitation regarding the financial statements of FINOVA or FINOVA Capital or the audit process, for the years ended December 31, 1998 or 1997, or the interim periods ended March 31, 1999 or June 30, 1999. Neither have there been any accounting disagreements or reportable events within the meaning of Item 304 of SEC Regulation S-K for those periods. Deloitte & Touche has stated in a letter addressed to the SEC its concurrence with the foregoing statements in this paragraph. That letter is included in our Current Report on Form 8-K that we filed with SEC on July 21, 1999, Exhibit 16.

VOTING PROCEDURES / REVOKING YOUR PROXY

You can vote by telephone, the internet, mail, or in person. We encourage you to vote by telephone or the internet to help save money.

You can vote your shares by telephone, the internet, mail or in person at the meeting. Your proxy card contains instructions for voting by telephone or the internet. Voting by telephone or the internet are the least expensive and fastest methods of voting.

To vote by mail, complete and sign your proxy card -- or your broker's voting instruction card if your shares are held by your broker -- and return it in the enclosed business-reply envelope.

To be elected, directors must receive a plurality of the shares present and voting in person or by proxy, provided a quorum exists. A plurality means receiving the largest number of votes, regardless of whether that is a majority. A quorum is present if at least a majority of the outstanding shares on the Record Date (30,600,331 shares) are present in person or by proxy. All other matters submitted to you at the meeting will be decided by a majority of the votes cast on the matter, provided a quorum exists, except as otherwise provided by law or our Certificate of Incorporation or Bylaws.

Those who fail to return a proxy or attend the meeting will not count towards determining any required plurality, majority or quorum. Shareowners and brokers returning proxies or attending the meeting who abstain from voting on a proposition will count towards determining a quorum for that matter, and their proxies will not affect determination of a plurality. Those abstentions, however, will not count towards achievement of a majority.

If you are a participant in our Savings Plan or Employee Stock Ownership Plan, or in similar plans of The Dial Corp., Viad Corporation, Dobbs International or Motor Coach Industries, Inc., the proxy will represent the number of shares in your plan account(s) as well as shares registered in your name. The proxy will also serve as a voting instruction to the trustees of those plans for the plan shares. For those plans, if you do not vote your shares, the trustees of those plans will not vote them on your behalf.

The enclosed proxies will be voted in accordance with the instructions you place on the proxy card. Unless otherwise stated, all shares represented by your returned, signed proxy will be voted as noted on the first page of this proxy statement.

     You can change your mind
     until the meeting after
     sending in a proxy, by
     following these
     procedures.

Proxies may be revoked if you:

* Deliver a signed, written revocation letter, dated later than the proxy, to W.J. Hallinan, Secretary, at 4800 N. Scottsdale Road, 6W05, Scottsdale, Arizona 85251-7623;

* Deliver a signed proxy, dated later than the first one, to Harris Trust & Savings Bank, 311 W. Monroe St., P.O. Box A3800, Chicago, IL 60690-9608;

* Vote your shares by telephone or the internet differently than you did originally, using the same procedures for those methods; or

* Attend the meeting and vote in person or by proxy. Attending the meeting alone will not revoke your proxy.

Proxy Solicitation:

Beacon Hill Partners, Inc. will help us solicit proxies at a cost to FINOVA of $3,500 plus expenses. Our employees may also solicit proxies for no additional compensation. We will reimburse banks, brokers, custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

SUBMISSION OF SHAREOWNER PROPOSALS

From time to time, shareowners seek to nominate directors or present proposals for inclusion in the proxy statement and form of proxy for consideration at the annual meeting. To be included in the proxy statement or considered at an annual or any special meeting, you must timely submit nominations of directors or proposals, in addition to meeting other legal requirements. We must receive proposals for the 2001 annual meeting no later than December 2, 2000, for possible inclusion in the proxy statement, or between February 11 and March 2, 2001, for possible consideration at the meeting, which is expected to take place on Thursday, May 10, 2001. Direct any proposals, as well as related questions to the undersigned.

OTHER BUSINESS

The Board of Directors knows of no other matters for consideration at the meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

A COPY OF FINOVA'S 1999 ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED BY SHAREOWNERS, WITHOUT CHARGE, UPON WRITTEN REQUEST TO SHAREOWNER SERVICES, THE FINOVA GROUP INC., 4800 N. SCOTTSDALE ROAD, MS 6E20, SCOTTSDALE, ARIZONA 85251-7623. YOU MAY ALSO OBTAIN OUR SEC FILINGS THROUGH THE INTERNET AT WWW.SEC.GOV.

By order of the Board of Directors.


W.J. Hallinan
Senior Vice President -- General Counsel and Secretary

                      PLEASE VOTE -- YOUR VOTE IS IMPORTANT

                                [FRONT OF CARD]

                          PROXY VOTING INSTRUCTION CARD

                             THE FINOVA GROUP INC."
     c/o Harris Trust & Savings Bank, PO. Box A3800, Chicago, IL 60690-9608
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

I (whether one or more of us) appoint G. Robert Durham, Samuel L. Eichenfield and Constance R. Curran, and each of them, to be my Proxies. The Proxies may vote on my behalf, in accordance with my instructions, all of my shares entitled to vote at the Annual Shareholders Meeting of The FINOVA Group Inc. ("FINOVA"). The meeting is scheduled for May 11, 2000, but this proxy includes any adjournment(s) of that meeting. The Proxies may vote on my behalf as if I were personally present at the meeting. This card also provides voting instructions (for shares held in my account(s), if any) to the trustees of FINOVA's Savings Plan and Employee Stock Ownership Plan.

Comments: (Please feel free to comment on any aspects of FINOVA's business in the following space. Your comments will be reviewed, although we may not respond on an individual basis.)

                               IF VOTING BY MAIL,

   PLEASE COMPLETE, DATE AND SIGN ON REVERSE SIDE AND RETURN THIS PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE
--------------------------------------------------------------------------------
                     DETACH HERE BEFORE MAILING TOP PORTION





Dear Shareowner:

   On the reverse side of this card are instructions on how to vote for the election of directors by telephone or through the internet. Please consider voting through one of those methods. Your vote is recorded as if you mailed in your proxy card. We believe voting this way is convenient, and it also saves money.

   We also ask you to notify us if you are receiving multiple copies of our Annual Report at your household. You can do so by checking the box under the signature block of the proxy card and mailing in your proxy card. If you do so, we can save money by reducing the number of Annual Reports we must print and mail.

   Thank you in advance for participating in our 2000 Annual Meeting.

                               [REVERSE OF CARD]

      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE                              FOR ALL
FOR:  ELECTION OF DIRECTORS  WHOSE TERMS     FOR       WITHHOLD       EXCEPT*
EXPIRE IN 2003:                              [ ]          [ ]           [ ]

01 ROBERT H. CLARK, JR.     02 SHOSHANA B. TANCER    *__________________________
                                                          NOMINEE EXCEPTION

                                        IN THEIR  DISCRETION,  THE  PROXIES  MAY
                                        VOTE ON ANY OTHER BUSINESS THAT PROPERLY
                                        COMES  BEFORE  THE  MEETING.  THIS PROXY
                                        WHEN PROPERLY  EXECUTED WILL BE VOTED AS
                                        INSTRUCTED   BELOW  BY  THE  UNDERSIGNED
                                        STOCKHOLDER. IF NO MARKING IS MADE, THIS
                                        PROXY WILL BE DEEMED TO BE  DIRECTION TO
                                        VOTE FOR  PROPOSAL 1,  UNLESS  OTHERWISE
                                        DETERMINED  BY THE BOARD OF DIRECTORS OR
                                        THE PROXIES.

                                        PLEASE SIGN  EXACTLY AS NAME  APPEARS AT
                                        LEFT.  WHEN  SHARES  ARE  HELD BY  JOINT
                                        TENANTS,  BOTH SHOULD SIGN. WHEN SIGNING
                                        AS  ATTORNEY,  EXECUTOR,  ADMINISTRATOR,
                                        TRUSTEE OR  GUARDIAN,  PLEASE  GIVE FULL
                                        TITLE   AS  SUCH.   IF  A   CORPORATION,
                                        PARTNERSHIP OR OTHER ENTITY, PLEASE SIGN
                                        IN  THE   ENTITY'S   FULL   NAME  BY  AN
                                        AUTHORIZED  OFFICER.   PLEASE  DATE  THE
                                        PROXY.

                                        DATED___________________________________

                                        SIGNED__________________________________

                                        SIGNED__________________________________


                                   [ ] MULTIPLE SHAREHOLDER PUBLICATIONS. PLEASE CHECK HERE TO STOP MAILING OF SHAREHOLDER PUBLICATIONS FOR THIS ACCOUNT, SINCE MULTIPLE COPIES COME TO THIS ADDRESS.

 (Please mark address changes above)

CONTROL NUMBER

                              TWO NEW WAYS TO VOTE

VOTE BY TELEPHONE

It's fast, convenient, and your vote is immediately confirmed and posted. Just follow these 4 easy steps:

1. Read the accompanying Proxy Statement.

2. Call  1-888-515-8190  in  the  United
   States or Canada  any time on a touch
   tone telephone. There is NO CHARGE to
   you for the call.

3. Enter your 6-digit Control Number located above.

4. Follow    the     simple     recorded
   instructions.   You  will   have  two
   options:

OPTION 1:  To   vote  as  the   Board   of
           Directors   recommends  on  all
           proposals: press 1. When asked,
           please  confirm  your  vote  by
           pressing 1.

OPTION 2:  If you choose to vote on each
           proposal  separately,  press  0
           and follow the simple  recorded
           instructions.

VOTE BY INTERNET

It's fast, convenient, and your vote is immediately confirmed and posted. Just follow these 4 easy steps:


1. Read the accompanying Proxy Statement.

2. Go to the following website:

         www.harrisbank.com/wproxy

3. Enter the information requested on your computer screen, including your
   6-digit Control Number located above.

4. Follow the simple instructions on the screen.

                             YOUR VOTE IS IMPORTANT!
      DO NOT RETURN VOTING FORM IF YOU ARE VOTING BY TELEPHONE OR INTERNET